Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended March 31, 2021

Mifflintown, PA, April 27, 2021 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the quarter ended March 31, 2021 of $1.6 million, an increase of 57.5%, compared to net income of $1.0 million for the quarter ended March 31, 2020. Earnings per share, basic and diluted, for the three months ended March 31, 2021 was $0.33, 65.0% higher than the $0.20 reported for the three months ended March 31, 2020.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are very pleased to deliver strong financial performance as we begin a new fiscal year. These results are indicative of our resolve to responsibly navigate changes in our challenging economic environment”.

Paycheck Protection Program (“PPP”)

Juniata continues to participate in the PPP through the Small Business Administration (“SBA”), which provides forgiveness up to the full principal amount of qualifying loans. Juniata funded 508 PPP loans, totaling $32.1 million, during the first round of the program in 2020. As of March 31, 2021, 177 of these first round PPP loans, totaling $13.0 million, had been forgiven.

On December 27, 2020, the 2021 Consolidated Appropriations Act (“CAA”) was signed into law. The CAA reopened the PPP to qualifying new and existing borrowers. As of March 31, 2021, Juniata funded an additional 261 PPP loans, totaling $17.0 million, through the second round of PPP funding.

Financial Results

Annualized return on average assets for the three months ended March 31, 2021 was 0.82%, compared to 0.62% for the three months ended March 31, 2020. Annualized return on average equity for the three months ended March 31, 2021 was 8.68%, compared to 5.54% for the three months ended March 31, 2020.

Net interest income was $4.9 million for the first quarter of 2021 compared to $5.0 million for the first quarter of 2020. Average earning assets increased 11.5%, to $740.9 million, during the three months ended March 31, 2021 compared to the same period in 2020, predominantly due to increases of $88.5 million in average investment securities and $39.6 million in average loans, the latter resulting from both organic loan growth and PPP loan funding. The yield on earning assets declined 87 basis points, to 3.15%, in the first quarter of 2021 compared to same period last year, while the cost to fund interest earning assets with interest bearing liabilities decreased 36 basis points, to 0.65%. During the three months ended March 31, 2021, average interest bearing liabilities increased by $97.7 million compared to the comparable 2020 period, mainly due to growth in interest-bearing deposits driven by deposits of government stimulus payments and decreased consumer spending during the pandemic. Both the yields on earning assets and cost of funds were affected by the ongoing low interest rate environment that commenced with the 150 basis point decline in the prime rate and federal funds target range in March 2020. The net interest margin, on a fully tax equivalent basis, decreased from 3.32% during the three months ended March 31, 2020 to 2.71% during the three months ended March 31, 2021.

Juniata continued to experience favorable asset quality trends and net recoveries during the first quarter of 2021. Only one loan, in the amount of $5.0 million, placed on payment deferral remained in deferment as of March 31, 2021, while all other loans previously placed in deferment resumed contractual debt service. Juniata applied elevated qualitative risk factors to all loan segments in the loan portfolio in its allowance for loan loss analysis in the first quarter of 2021 due to the remaining uncertainty as to the strength of the economy once it fully reopens and the ability of borrowers no longer on payment deferral to continue making payments; however, due to the positive trends noted above and sustained performance of the loan portfolio, the analysis resulted in a provision credit of $79,000 in the first quarter of 2021 compared to a provision expense of $356,000 recorded in the first quarter of 2020.

Non-interest income in the first quarter of 2021 was $1.3 million compared to $1.0 million in the first quarter of 2020, an increase of 28.0%. Most significantly impacting non-interest income in the comparative three month periods was the increase in the value of equity securities of $0.3 million in the first quarter of 2021 compared to the first quarter of 2020, as well as an increase of $0.1 million in debit card fee income. Partially offsetting these increases was a $0.1 million decrease in customer service fees in the first quarter of 2021 compared to the comparable 2020 period.

Non-interest expense was $4.6 million in the three months ended March 31, 2021 compared to $4.8 million in the three months ended March 31, 2020, a decline of 3.6%. Most significantly impacting non-interest expense in the comparative three month periods was a $0.2 million decline in employee benefits expense due to lower medical claims expenses, as well as a decrease in equipment expense and a recorded gain on other real estate owned in the first quarter of 2021 compared to the first quarter of 2020. Offsetting these declines during the three months ended March 31, 2021 compared to the comparative 2020 period was an increase in data processing expense, predominantly due to the launch of Juniata’s new online deposit account opening platform in late 2020.

Income tax expense of $0.1 million was recorded in the first quarter of 2021 compared to an income tax benefit of $0.2 million recorded in the first quarter of 2020, primarily due to higher taxable income recorded in the 2021 period.

Financial Condition

Total assets as of March 31, 2021 were $805.6 million, an increase of $11.9 million, compared to total assets of $793.7 million on December 31, 2020. Comparing asset balances on March 31, 2021 and December 31, 2020, cash and cash equivalents decreased by $19.6 million as Juniata used excess cash in the first quarter of 2021 to repay the remaining FRB advances from the Paycheck Protection Program Liquidity Fund. Debt securities available for sale and total loans increased by $14.7 million and $14.3 million, respectively, as of March 31, 2021 compared to December 31, 2020. Over the same period, deposits increased by $46.6 million, with growth in both non-interest and interest bearing demand deposits, mainly due to additional government stimulus payments and PPP funds on deposit. Shareholders’ equity decreased by $4.0 million when comparing March 31, 2021 to December 31, 2020, primarily due to a decline in the fair value of debt securities between the two periods.

Subsequent Event

On April 20, 2021, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on May 17, 2021, payable on June 1, 2021.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission. In addition, the COVID-19 pandemic is having an adverse impact on Juniata, its customers and the communities it serves and may adversely affect Juniata’s business, results of operations and financial condition for an indefinite period of time. The Annual Report on Form 10-K for the year ended December 31, 2020 addressed risks and uncertainties associated with the COVID-19 pandemic.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	March 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$11,533	$11,868
Interest bearing deposits with banks	460	19,753
Federal funds sold	10,000	10,000
Cash and cash equivalents	21,993	41,621

Interest bearing time deposits with banks	735	735
Equity securities	1,183	1,091
Debt securities available for sale	301,076	286,415
Restricted investment in bank stock	3,374	3,423
Total loans	437,007	422,661
Less: Allowance for loan losses	(4,056)	(4,094)
Total loans, net of allowance for loan losses	432,951	418,567
Premises and equipment, net	8,686	8,808
Other real estate owned	110	—
Bank owned life insurance and annuities	16,628	16,568
Investment in low income housing partnerships	2,905	3,105
Core deposit and other intangible assets	225	241
Goodwill	9,047	9,047
Mortgage servicing rights	147	158
Accrued interest receivable and other assets	6,573	3,939
Total assets	$805,633	$793,718
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$183,437	$168,115
Interest bearing	486,023	454,751
Total deposits	669,460	622,866

Short-term borrowings and repurchase agreements	22,622	24,750
Federal Reserve Bank ("FRB") advances	—	27,955
Long-term debt	35,000	35,000
Other interest bearing liabilities	1,557	1,584
Accrued interest payable and other liabilities	4,420	4,966
Total liabilities	733,059	717,121
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares Issued - 5,151,279 shares at March 31, 2021; 5,151,279 shares at December 31, 2020 Outstanding - 5,006,695 shares at March 31, 2021; 5,025,441 shares at December 31, 2020	5,151	5,151
Surplus	24,893	25,011
Retained earnings	45,629	45,096
Accumulated other comprehensive (loss) income	(590)	3,518
Cost of common stock in Treasury: 144,584 shares at March 31, 2021; 125,838 shares at December 31, 2020	(2,509)	(2,179)
Total stockholders' equity	72,574	76,597
Total liabilities and stockholders' equity	$805,633	$793,718

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2021	2020
Interest income:
Loans, including fees	$4,777	$4,878
Taxable securities	1,006	1,173
Tax-exempt securities	38	23
Other interest income	5	55
Total interest income	5,826	6,129
Interest expense:
Deposits	619	830
Short-term borrowings and repurchase agreements	32	8
FRB advances	18	—
Long-term debt	212	283
Other interest bearing liabilities	2	7
Total interest expense	883	1,128
Net interest income	4,943	5,001
Provision for loan losses	(79)	356
Net interest income after provision for loan losses	5,022	4,645
Non-interest income:
Customer service fees	325	415
Debit card fee income	413	324
Earnings on bank-owned life insurance and annuities	54	64
Trust fees	112	113
Commissions from sales of non-deposit products	80	74
Fees derived from loan activity	104	67
Mortgage banking income	8	16
Gain (loss) on sales and calls of securities	4	11
Change in value of equity securities	93	(172)
Other non-interest income	79	82
Total non-interest income	1,272	994
Non-interest expense:
Employee compensation expense	1,969	2,003
Employee benefits	545	728
Occupancy	330	314
Equipment	189	234
Data processing expense	583	501
Professional fees	188	173
Taxes, other than income	124	138
FDIC Insurance premiums	81	40
Gain on other real estate owned	(49)	—
Amortization of intangible assets	16	19
Amortization of investment in low-income housing partnerships	200	200
Other non-interest expense	412	410
Total non-interest expense	4,588	4,760
Income before income taxes	1,706	879
Income tax provision (benefit)	71	(159)
Net income	$1,635	$1,038
Earnings per share
Basic	$0.33	$0.20
Diluted	$0.33	$0.20

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206